As Filed with the Securities and Exchange Commission on May 19, 2023

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1954497
(State of Incorporation)	(I.R.S. Employer Identification No.)

8302 Dunwoody Place, Suite 250
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Perma-Fix Environmental Services, Inc. 2003 Outside Directors Stock Plan
(Full Title of Plan)

Ben Naccarato

Executive Vice President and Chief Financial Officer

8302 Dunwoody Place, Suite 250

Atlanta, Georgia 30350

(770) 587-9898

(Telephone number, including area code of agent for service)

With copies to:

Irwin H. Steinhorn, Esquire

Jeanette C. Timmons, Esquire

CONNER & WINTERS, LLP

One Leadership Square, Suite 1700

211 North Robinson

Oklahoma City, Oklahoma 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 500,000 shares of common stock, $0.001 par value per share (“Common Stock”), of Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Company” or the “Registrant”), that may be issued or sold under the Perma-Fix Environmental Services, Inc. 2003 Outside Directors Plan, as the same may be amended from time to time (the “Plan”).

The Company initially registered 1,000,000 shares of Common Stock for issuance under the Plan on a Form S-8 Registration Statement (File No. 333-110995) (the “Original Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2003. Shares issuable under the Plan and registered under the Original Registration Statement were subsequently adjusted to reflect a 1-for-5 reverse stock split effected by the Company in October 2013 (the “2013 Reverse Stock Split”). Subsequent to the filing of the Original Registration Statement, the Company effected the following additional registrations to register an additional 900,000 shares of Common Stock for issuance under the Plan, taking into account the 2013 Reverse Stock Split:

●	Form S-8 Registration Statement, File No. 333-153086, filed with the SEC on August 19, 2008 (the “First Additional Registration Statement”), registering an additional 200,000 shares of Common Stock;

●	Form S-8 Registration Statement, File No. 333-203137, filed with the SEC on March 31, 2015 (the “Second Additional Registration Statement”), registering an additional 400,000 shares of Common Stock; and

●	Form S-8 Registration Statement, File No. 333-223917, filed with the SEC on March 26, 2018 (the “Third Additional Registration Statement” and, together with the First Additional Registration Statement and the Second Additional Registration Statement, the “Additional Registration Statements”)), registering an additional 300,000 shares of Common Stock;

Pursuant to General Instruction E of Form S-8, the contents of the Original Registration Statement and the three Additional Registration Statements are incorporated herein by reference, to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein, except that the provisions contained in Part II of the Original Registration Statement and the three Additional Registration Statements are modified as set forth in this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 23, 2023;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

(c)	Current Report on Form 8-K filed with the SEC on April 26, 2023;

(d)	Current Report on Form 8-K filed with the SEC on March 23, 2023;

(e)

The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A12B, File No. 001-11596, filed with the SEC on November 5, 1992, together with any amendments or reports filed for the purpose of updating such description.

1

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The Company’s Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”), provides for the mandatory indemnification by the Company of its directors to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), and for the permissive indemnification of its officers, employees or agents, as may be authorized by the Board of Directors of the Company. This indemnification is not deemed exclusive of any other rights to which those seeking indemnification might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. This indemnification will continue as to such person who was a director or officer of the Company, but has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such person.

The Restated Certificate of Incorporation of the Registrant limits the liability of its directors to the corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director. Under the Registrant’s Restated Certificate of Incorporation, as amended, and as permitted under the Delaware General Corporation Law, directors are not liable to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such provision, however, does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit. The director’s limitations of liability described above may not limit a director’s liability for violation of, or otherwise relieve the Registrant or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies, such as injunctive relief or rescission. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available at all.

2

The Company has entered into separate employment agreements, each dated as of April 20, 2023, with Mark Duff, President and Chief Executive Officer of the Company, Dr. Louis Centofanti, Executive Vice President of Strategic Initiatives, Ben Naccarato, Executive Vice President and Chief Financial Officer, Andy Lombardo, Executive Vice President of Nuclear and Technical Services, and Richard Grondin, Executive Vice President of Waste Treatment Operations (collectively, the “Employment Agreements”). The Employment Agreements contain identical provisions that obligate the Company to indemnify the named officers against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer, director or agent of the Company, any subsidiary thereof, or another company, partnership, joint venture, trust or other enterprise for which he was serving in such capacity at the request of the Company, except insofar as such indemnification is prohibited by law. Expenses covered by the indemnification provisions of the Employment Agreements include the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Restated Certificate of Incorporation referred to above, and the Company’s Amended and Restated Bylaws, as amended, and are qualified in their entirety by reference thereto. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Document
3.1	Restated Certificate of Incorporation, as amended, of Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 3(i) to the Company’s Form 10-Q for Quarter ended March 31, 2021filed on May 6, 2021.
3.2	Second Amended and Restated Bylaws of Perma-Fix Environmental Services, Inc., as amended effective April 20, 2023, incorporated by reference from Exhibit 3(ii) to the Company’s Form 8-K filed on April 26, 2023.
5*	Opinion of Conner & Winters, LLP.
23.1*	Consent of Conner & Winters, LLP (incorporated into Exhibit 5 hereto).
23.2*	Consent of Grant Thornton LLP
24.1*	Power of Attorney (included on the signature pages to the Registration Statement)
99.1*	Amended and Restated 2003 Outside Directors Stock Plan (through Fifth Amendment adopted July 20, 2021)
107*	Calculation of Filing Fee Table.
*	Filed herewith.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

3

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered remaining unsold at the termination of the offering.

(b)	That, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities rising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Registrant and the provisions of the laws of the State of Delaware described in Item 6, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 19 day of May, 2023.

Perma-Fix Environmental Services, Inc.

By	/s/ Ben Naccarato
Ben Naccarato
Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MARK DUFF and BEN NACCARATO, and each or either of them, his attorney-in-fact, with the full power of substitution and resubstitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act necessary to be done in connection therewith, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitutes, may lawfully or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in capacities and on the dates indicated.

By	/s/ Mark Duff	Date	May 19, 2023
Mark Duff, President and Chief Executive Officer; Director (Principal Executive Officer)

By	/s/ Ben Naccarato	Date	May 19, 2023
Ben Naccarato, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By	/s/ Thomas P. Bostick	Date	May 19, 2023
Thomas P. Bostick, Director

By	/s/ Dr. Louis F. Centofanti	Date	May 19, 2023
Dr. Louis F. Centofanti

By	/s/ Kerry C. Duggan	Date	May 19, 2023
Kerry C. Duggan, Director

By	/s/ Joseph T. Grumski	Date	May 19, 2023
Joseph T. Grumski, Director

By	/s/ Joe R. Reeder	Date	May 19, 2023
Joe R. Reeder, Director

By	/s/ Larry M. Shelton	Date	May 19, 2023
Larry M. Shelton, Chairman of the Board

By	/s/ Zach P. Wamp	Date	May 19, 2023
Zach P. Wamp, Director

By	/s/ Mark A. Zwecker	Date	May 19, 2023
Mark A. Zwecker, Director

5